EXHIBIT 16.1

April 23, 2013

United States Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Amendment No. 2 to Form 8-K dated April 3, 2013, of Fortegra Financial Corporation and are in agreement with the statements contained therein regarding our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Johnson Lambert LLP